UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Layne Christensen Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LAYNE CHRISTENSEN COMPANY
May 8, 2008
Dear Stockholder:
          You are cordially invited to attend the Annual Meeting of Stockholders of Layne Christensen Company to be held at the InterContinental Kansas City at the Plaza hotel, located at 401 Ward Parkway, Kansas City, Missouri, on Thursday, June 5, 2008, commencing at 10:00 a.m., local time. The business to be conducted at the meeting is described in the attached Notice of Annual Meeting and Proxy Statement. In addition, there will be an opportunity to meet with members of senior management and review the business and operations of the Company.
          Your Board of Directors joins with me in urging you to attend the meeting. Whether or not you plan to attend the meeting, however, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person.
Sincerely yours,
/s/ A. B. Schmitt
A. B. Schmitt
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2008
PROXY STATEMENT
ITEM 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION AND OTHER INFORMATION
OWNERSHIP OF LAYNE CHRISTENSEN COMMON STOCK
ITEM 2 RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS OF THE MEETING
ANNUAL REPORT
ADVANCE NOTICE PROCEDURES/STOCKHOLDER NOMINATION SUBMISSION PROCESS
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

LAYNE CHRISTENSEN COMPANY
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2008
          The Annual Meeting of Stockholders of Layne Christensen Company, a Delaware corporation (“Layne Christensen” or the “Company”), will be held at the InterContinental Kansas City at the Plaza hotel, located at 401 Ward Parkway, Kansas City, Missouri, on Thursday, June 5, 2008, commencing at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:
1.	To elect five directors to hold office for terms expiring at the 2009 Annual Meeting of the Stockholders of Layne Christensen and until their successors are duly elected and qualified or until their earlier death, retirement, resignation or removal;

2.	To consider and act upon ratification of the selection of the accounting firm of Deloitte & Touche LLP as the independent auditors of Layne Christensen Company for the fiscal year ending January 31, 2009; and

3.	To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.
          The Board of Directors of Layne Christensen has fixed the close of business on April 22, 2008, as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.
          All stockholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, the Board of Directors of Layne Christensen solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all stockholders are urged to be present in person or by proxy.

By Order of the Board of Directors Steven F. Crooke Senior Vice President—General Counsel and Secretary

May 8, 2008
Mission Woods, Kansas

LAYNE CHRISTENSEN COMPANY
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 5, 2008

INTRODUCTION
          This Proxy Statement is being furnished to the stockholders of Layne Christensen Company, a Delaware corporation (“Layne Christensen” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Thursday, June 5, 2008, and at any adjournment or adjournments thereof (the “Annual Meeting”). The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the InterContinental Kansas City at the Plaza hotel, located at 401 Ward Parkway, Kansas City, Missouri 64112.
          This Proxy Statement and the enclosed form of proxy were first mailed to the Company’s stockholders on or about May 8, 2008.
Proxies
          You are requested to complete, date and sign the enclosed form of proxy and return it promptly to the Company in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless such proxies have been revoked prior to exercise, be voted in accordance with the stockholders’ instructions indicated in the proxies. If no instructions are indicated, such shares will be voted in favor of the election of the nominees for directors named in this Proxy Statement, in favor of ratifying the selection of the accounting firm of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year, and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed proxies. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.
          If you plan to attend the Annual Meeting and vote in person, you will be given a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee (commonly referred to as being held in “street” name), proof of ownership may be required for you to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.
Voting at the Meeting
          For purposes of voting on the proposals described herein, the presence in person or by proxy of stockholders holding a majority of the total outstanding shares of the Company’s common stock, $0.01 par value, shall constitute a quorum at the Annual Meeting. Only holders of record of shares of the Company’s common stock as of the close of business on April 22, 2008 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof. As of the Record Date, 19,176,077 shares of the Company’s common stock were outstanding and entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly to come before the Annual Meeting.
          Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast, in person or by proxy, of stockholders entitled to vote at the Annual Meeting for that purpose. The affirmative vote of the holders of a majority of the shares of the Company’s common stock, represented in person or by proxy and entitled to vote at the Annual Meeting, is required for (i) the ratification of the selection of Deloitte & Touche

LLP as the Company’s independent auditors for the current fiscal year and (ii) the approval of such other matters as properly may come before the Annual Meeting or any adjournment thereof.
          In accordance with Delaware law, a stockholder entitled to vote in the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Votes withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such nominees. Abstentions from the proposal to approve the ratification of the selection of the Company’s independent auditors as described herein are treated as votes against such proposal. Broker non-votes on a proposal are treated as shares of Layne Christensen common stock as to which voting power has been withheld by the respective beneficial holders and, therefore, as shares not entitled to vote on the proposal as to which there is the broker non-vote. Accordingly, broker non-votes are not counted for purposes of determining whether a proposal has been approved.
Solicitation of Proxies
          This solicitation of proxies for the Annual Meeting is being made by the Company’s Board of Directors. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of the Company’s transfer agent, will be paid by Layne Christensen.
          A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the Company’s Corporate Headquarters, 1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205. The list also will be available at the Annual Meeting.
ITEM 1
ELECTION OF DIRECTORS
          The Company’s Board of Directors currently consists of seven directors. The Board of Directors of the Company was previously divided into three classes, with the term of office of each class ending in successive years. In 2006, the Company amended its Certificate of Incorporation to require that each Director elected at or after the 2007 Annual Meeting would be elected for a one-year term. Directors elected before the 2007 Annual Meeting (including Directors appointed by the Board to fill a vacancy) will serve the full duration of their existing terms. The present terms of the directors formerly in Class I, Donald K. Miller, Anthony B. Helfet and Andrew B. Schmitt, expire at this Annual Meeting. In addition, the one-year terms of the directors elected at the 2007 Annual Meeting, J. Samuel Butler and Nelson Obus, also expire at this Annual Meeting. Each of the nominees at this Annual Meeting, if elected, will serve one year until the 2009 Annual Meeting and until a successor has been elected and qualified. Directors in Class II (David A.B. Brown and Jeffrey J. Reynolds) will continue in office until their terms expire at the time of the annual meeting of stockholders in 2009.
          One of the purposes of this Annual Meeting is to elect five directors to serve one-year terms expiring at the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified or until their earlier death, retirement, resignation or removal. The Board of Directors has designated Messrs. J. Samuel Butler, Anthony B. Helfet, Donald K. Miller, Nelson Obus and Andrew B. Schmitt as the nominees proposed for election at the Annual Meeting. Messrs. Butler and Helfet have been directors of the Company since 2003. Mr. Miller has been a director of the Company since 1996. Mr. Obus has been a director of the Company since 2004 and Mr. Schmitt has been a director of the Company since 1993. Unless authority to vote for the nominees is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election of the nominees as directors. In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee as may be designated by the Board of Directors, unless the authority to vote for the nominee who has ceased to be a candidate has been withheld. The nominees have indicated their willingness to serve as directors if elected, and the Board of Directors has no reason to believe that the nominees will be unavailable for election.
          The Board of Directors recommends that you vote for the election of J. Samuel Butler, Nelson Obus, Donald K. Miller, Anthony B. Helfet and Andrew B. Schmitt as directors of the Company.

Nominees and Directors Continuing in Office
          The following table sets forth certain information with respect to the persons nominated by the Board of Directors for election as directors at the Annual Meeting and each director whose term of office will continue after the Annual Meeting.

			Director
Name	Age	Present Position with the Company	Since
NOMINEES
Term to Expire in 2008
J. Samuel Butler	62	Director	2003
Nelson Obus	61	Director	2004
Donald K. Miller	76	Director	1996
Anthony B. Helfet	64	Director	2003
Andrew B. Schmitt	59	Director, President and Chief Executive Officer	1993

DIRECTORS CONTINUING IN OFFICE
Class II: Term to Expire in 2009
David A. B. Brown	64	Director, Chairman of the Board	2003
Jeffrey J. Reynolds	41	Director, Executive Vice President	2005
          The business experience during the last five fiscal years of the persons nominated by the Board of Directors for election as directors at the Annual Meeting and each director whose term of office will continue after the Annual Meeting is as follows:
          J. Samuel Butler has been president of Trinity Petroleum Management, LLC, an oil and gas management outsourcing company, since 1996. Mr. Butler has also served as Chairman of the Board, chief executive officer and president of ST Oil Company, an independent oil and gas exploration and production company, since 1996. In 2006, Mr. Butler was appointed to the Colorado School of Mines Advisory Board for a three-year term, and in 2007, Mr. Butler became the Chairman of Genesis Gas & Oil Partners LLC, a private oil and gas partnership focused on the acquisition and exploitation of coalbed methane and other unconventional oil and gas reserves.
          Nelson Obus has served as president of Wynnefield Capital, Inc. since November 1992 and as the managing member of Wynnefield Capital Management, LLC since January 1997. Wynnefield Capital Management manages two partnerships and Wynnefield Capital, Inc. manages one partnership, all three of which invest in small-cap value U.S. public equities. Mr. Obus is also a member of the board of directors of Gilman Ciocia, Inc., a company that provides income tax return preparation, accounting and financial planning services.
          Donald K. Miller has been Chairman of Axiom International Investors, LLC, a company engaged in international equity asset management, since 1999. He has also been President of Presbar Corporation, a private firm engaged in private equity investing and investment banking, since 1986 and was formerly Chairman of Greylock Financial, Inc., an affiliate of Greylock Management Corporation, from 1986 to 1996. In addition, Mr. Miller served as Chairman and Chief Executive Officer of Thomson Advisory Group L.P. (subsequently PIMCO Advisors Holdings L.P.), an asset management company, from 1990 to 1993 and as Vice Chairman from 1993 to 1994. Mr. Miller also served as Chairman of the Board of Directors of Christensen Boyles Corporation (“CBC”) from 1986 to December 1995 and was involved in the formation of CBC and in the acquisition of Boyles Bros. Drilling Company and Christensen Mining Products. He currently is on the Board of Directors of RPM International, Inc. and has spent the majority of his career in investment banking or as an investor focusing on a variety of industries.
          Anthony B. Helfet, a retired investment banker, served as the Vice Chairman and co-head of Mergers and Acquisitions for Merriman Curhan Ford & Co. from September 2005 to September 2007. Prior to that, he was a special advisor to UBS from September 2001 through December 2001. From 1991 to August 31, 2001, Mr. Helfet was a managing director of the West Coast operations of Dillon, Read & Co. Inc. and its successor organization, UBS. Mr. Helfet was also managing director of the Northwest Region of Merrill Lynch Capital Markets from 1979 to 1989. Historically, Mr. Helfet has held other positions with Dean Witter Reynolds Inc. and Dillon, Read & Co. Mr. Helfet is a member of the board of directors of Alliance Imaging Inc.
          Andrew B. Schmitt has served as President and Chief Executive Officer of the Company since October 1993. For approximately two years prior to joining the Company, Mr. Schmitt was a partner in two privately owned hydrostatic pump and motor manufacturing companies and an oil and gas service company. He served as President of the Tri-State Oil Tools Division of Baker Hughes Incorporated from February 1988 to October 1991. Mr. Schmitt is also a director of Euronet Worldwide Inc.
          David A. B. Brown currently serves as Chairman of the Board of Directors of Pride International, Inc. He is also on the board of directors of EMCOR Group, Inc., and from 1984 to 2005 Mr. Brown was president of The Windsor Group, a consulting firm that focuses on energy related issues facing oilfield services and engineering companies. He has over 30 years of energy related experience.
          Jeffrey J. Reynolds became a director of the Company on September 28, 2005, in connection with the acquisition of Reynolds, Inc. by Layne Christensen Company. Mr. Reynolds has served as the President of Reynolds, Inc., a company which provides products and services to the water and wastewater industries, since 2001. Mr. Reynolds also became a Senior Vice President of the Company on September 28, 2005. On March 30, 2006, Mr. Reynolds was promoted to Executive Vice President of the Company overseeing the Water Infrastructure Division.
          There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director of the Company, except for the Agreement and Plan of Merger, dated August 30, 2005, among Layne Christensen Company, Layne Merger Sub 1, Inc., Reynolds, Inc. and the Stockholders of Reynolds, Inc. listed on the signature pages thereto (the “Merger Agreement”).
          Pursuant to the Merger Agreement, the Company agreed to increase the size of its Board of Directors and appoint Mr. Reynolds to fill the newly created vacancy. The Company also agreed to nominate Mr. Reynolds for re-election as a director at the Annual Meeting held on June 8, 2006, and recommend and solicit proxies for his election to the Board of Directors at that Annual Meeting.
Compensation of Directors
          Each director of the Company who is not also an employee of the Company, except the Chairman of the Board, receives an annual retainer of $35,000. The Chairman of the Board receives an annual retainer of $75,000. The Chairmen of the Audit Committee and the Compensation Committee each receive an additional retainer of $5,000 per year and the Chairman of the Nominating & Corporate Governance Committee receives an additional retainer of $1,500 per year. All such retainers are payable in quarterly installments. In addition, each non-employee director receives $1,000 for each board meeting he or she attends either in person or via teleconference and each member of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee receives $1,000 for each meeting he or she attends either in person or via teleconference. As an additional component of their compensation package, all non-employee directors of the Company received a one-time award of an option to purchase 3,000 shares of the Company’s common stock upon the approval of the Amended and Restated Layne Christensen Company 2002 Stock Option Plan (the “2002 Option Plan”) at the Company’s Annual Meeting in 2002. Any newly elected non-employee directors will receive the same one-time award of an option to purchase 3,000 shares of the Company’s common stock upon becoming a member of the Board. In the past, each non-employee director, except the Chairman, was awarded an option to purchase 2,000 shares of the Company’s common stock on an annual basis. The Chairman of the Company’s Board of Directors received a grant of options for the purchase of 4,000 shares of the Company’s common stock on an annual basis. The director options were priced at the market price of the common stock on the day they were issued, were 100% vested upon issuance, had a ten-year life and were otherwise subject to all of the terms and conditions of the 2002 Option Plan or such other plan under which the options were issued. However, in connection with the changes to director compensation that were effective as of February 1, 2007, instead of receiving an annual option award, each non-employee director, except the Chairman, receives an annual award of restricted stock in the Company with a value equal to $40,000 on the date of the award. The Chairman receives an annual award of restricted stock in the Company with a value equal to $75,000 on the date of the award. The annual award is made at the time of the Company’s annual meeting each year. The restricted stock is valued based on the market price of the Company’s common stock on the day the stock is issued, it is 100% vested upon issuance, subject to a one-year restriction on sale, and is otherwise subject to all of the terms and conditions of the Layne Christensen Company 2006 Equity Incentive Plan (the “2006 Equity Plan”) or such other plan under which the restricted stock may be issued. Directors of the Company who are also employees of the Company receive no compensation for service to Layne Christensen as directors.
          A director may elect to defer receipt of all or a portion of their cash compensation in accordance with the terms of the Company’s Deferred Compensation Plan for Directors. Under the Company’s Deferred Compensation

Plan for Directors, non-employee directors of the Company can elect to receive deferred compensation in three forms—a cash credit, a stock credit or a combination of the two. The value of deferrals made in the form of a stock credit track the value of the Company’s common stock. Deferrals made in the form of a cash credit will accumulate interest at a rate based on the annual yield of the longest term United States Treasury Bond outstanding at the end of the preceding year. All payments made under the plan will be made in cash. As of January 31, 2008, Mr. Brown had accumulated the equivalent of 5,096.87 shares of common stock in his stock credit account, Mr. Butler had accumulated the equivalent of 2,909.9 shares of common stock in his stock credit account, Mr. Helfet had accumulated the equivalent of 3,135.26 shares of common stock in his stock credit account, Mr. Obus had accumulated the equivalent of 3,433.75 shares of common stock in his stock credit account, and Mr. Miller had accumulated the equivalent of 8,169.70 shares of common stock in his stock credit account.
          The following table sets forth the compensation paid to our directors during the fiscal year ended January 31, 2008. Messrs. Schmitt and Reynolds are our only directors who are also employees of the Company. Mr. Schmitt’s compensation is reported in our Summary Compensation Table and Mr. Reynolds’ compensation is reported in the following table.
Fiscal 2008 Director Compensation Table

					Change in
					Pension Value
	Fees				and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash(1)	Awards(2)	Awards(3)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
David A. B. Brown	$85,000	$75,012	—	—	—	—	$160,012
J. Samuel Butler	$49,786	$40,020	—	—	—	—	$89,806
Anthony B. Helfet	$54,360	$40,020	—	—	—	—	$94,380
Donald K. Miller	$54,114	$40,020	—	—	—	—	$94,134
Nelson Obus	$49,786	$40,020	—	—	—	—	$89,806
John J. Quicke(4)	$15,536	—	—	—	—	—	$15,536
Jeffrey J. Reynolds	—	—	—	$375,000 (5)	—	$270,948 (6)	$645,948

(1)	Includes amounts deferred under the Company’s Deferred Compensation Plan for Directors for the accounts of Messrs. Brown, Butler, Helfet, Miller and Obus in the amounts of $66,250, $20,332, $44,360, $54,114 and $37,786, respectively. Messrs. Brown, Butler and Obus elected to defer all their deferred fees to the stock credit account, Mr. Helfet elected to defer one-half of his deferred fees to the stock credit account and the other half to the cash credit account, and Mr. Miller elected to defer all of his deferred fees to the cash credit account.

(2)	As of January 31, 2008, the Company had aggregate outstanding stock awards to non-employee directors in the amount of 947 shares held by each of Messrs. Butler, Helfet, Miller and Obus and 2,775 shares held by Mr. Brown. The amount reported in this column is equal to the grant date fair value computed in accordance with FAS 123R for each stock award.

(3)	As of January 31, 2008, the Company had aggregate outstanding option awards to non-employee directors in the amount of 9,000 options held by each of Messrs. Butler, Helfet, Miller and Obus and 13,000 options held by Mr. Brown.

(4)	Mr. Quicke did not stand for re-election at last year’s annual meeting and, as a result, his term on the Company’s Board ended on June 7, 2007.

(5)	Reflects incentive compensation earned for the fiscal year ended January 31, 2008. The incentive amount reported includes $187,500 that was deferred by Mr. Reynolds under the Company’s Key Management Deferred Compensation Plan (the “Deferred Compensation Plan”).

(6)	Mr. Reynolds does not earn fees as a director since he is an employee of the Company. Mr. Reynolds is an Executive Vice President of the Company overseeing the Water Infrastructure Division. The amount reported as compensation includes $246,350 paid to Mr. Reynolds as salary, of which $24,635 was deferred under the Company’s Deferred Compensation Plan. The compensation reported also includes a $9,000 contribution by the Company to Mr. Reynolds’ account under the Company’s Capital Accumulation Plan, the cost of term life insurance paid by the Company for the benefit of Mr. Reynolds in the amount of $534, and a Company matching contribution to Mr. Reynolds’ account under the Company’s Deferred Compensation Plan in the amount of $15,064.
Meetings of the Board and Committees
          During the fiscal year ended January 31, 2008, the Board of Directors of Layne Christensen held eight meetings. All directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served which were held during such fiscal year and during the period which such director served. It should be noted that the Company’s directors discharge their responsibilities throughout the year, not only at such Board of Directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to the Company.
          Pursuant to the Company’s Bylaws, the Board of Directors has established an Audit Committee, a Nominating & Corporate Governance Committee and a Compensation Committee.
Audit Committee
          The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to the oversight of (i) the integrity of the Company’s financial statements, financial reporting process and internal control system; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm qualifications and independence; (iv) the performance of the Company’s internal audit function and its independent auditors and (v) the system of internal controls and disclosure controls and procedures established by management. The Audit Committee is responsible for the appointment of the Company’s independent registered public accounting firm and the terms of their engagement, reviewing the Company’s policies and procedures with respect to internal auditing, accounting, financial and disclosure controls and reviewing the scope and results of audits and any auditor recommendations. The Audit Committee held five meetings during the fiscal year ended January 31, 2008, in addition to personal meetings and other communications conducted throughout the year with members of management and each other regarding issues within the committee’s area of responsibility. The Amended and Restated Audit Committee Charter is available on the Company’s website under the heading “Investor Relations” (www.laynechristensen.com/investorrelations). The current members of the Audit Committee are Donald K. Miller (Chairperson), Anthony B. Helfet, J. Samuel Butler and Nelson Obus. All of the members of the Audit Committee are independent within the meaning of SEC Regulations and the Nasdaq listing standards. The Board has determined that each member of the Audit Committee is qualified as an audit committee financial expert within the meaning of SEC regulations and that all such members are financially literate and have experience in finance or accounting resulting in their financial sophistication within the meaning of the Nasdaq listing standards. The Report of the Audit Committee for fiscal year 2008 appears below.
THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER COMPANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT BY REFERENCE THEREIN.
REPORT OF THE AUDIT COMMITTEE
          The Audit Committee of the Board of Directors is composed of independent directors as required by and in compliance with the listing standards of the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.
          The functions of the Audit Committee are set forth in its charter. One of the Audit Committee’s principle functions is overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.
          The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended January 31, 2008, with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered accounting firm the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (United States), including those matters set forth in Statement on Auditing Standards No. 114, as amended and adopted by Rule 3200T. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by Rule 3600T of the Public Company Accounting Oversight Board, which adopted on an interim basis Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of information technology and other non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
          Based on the reports and discussions described above, the Audit Committee has approved the inclusion of the Company’s audited financial statements and Management’s Report on Internal Control Over Financial Reporting in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008, which was filed with the Securities and Exchange Commission.
          Respectfully submitted on April 29, 2008, by the members of the Audit Committee of the Board of Directors:

Donald K. Miller, Chairman	Anthony B. Helfet
J. Samuel Butler	Nelson Obus
Nominating & Corporate Governance Committee
          The Company’s Board of Directors created a Nominating & Corporate Governance Committee (the “Nominating Committee”) on February 16, 2004. In accordance with the process described below under the heading “Selection of Board Nominees,” the Nominating Committee identifies individuals qualified to become members of the Company’s Board of Directors, recommends to the Board proposed nominees for Board membership, recommends to the Board directors to serve on each standing committee of the Board and assists the Board in developing and overseeing corporate governance guidelines. The Charter of the Nominating Committee is available on the Company’s website under the heading “Investor Relations” (www.laynechristensen.com/investorrelations). The Nominating Committee held one meeting during the fiscal year ended January 31, 2008, in addition to personal meetings and other communications conducted throughout the year with members of management and each other regarding issues within the committee’s area of responsibility. The current members of the Nominating Committee are J. Samuel Butler (Chairperson), David A. B. Brown and Donald K. Miller. All of the members of the Nominating Committee are independent within the meaning of SEC regulations and the Nasdaq listing standards.
Compensation Committee
          The Compensation Committee establishes annual and long-term performance goals and objectives for the Company’s management, evaluates the performance of management and makes recommendations to the Board of Directors regarding the compensation and benefits of the Company’s executive officers and the members of the Board of Directors. The Compensation Committee also administers certain of the Company’s incentive plans, including the Company’s Executive Incentive Compensation Plan. The charter of the Compensation Committee is available on the Company’s website under the heading “Investor Relations” (www.laynechristensen.com/investorrelations). The current members of the Compensation Committee are Anthony B. Helfet (Chairperson), David A.B. Brown and Nelson Obus. All of the members of the Compensation Committee are independent within the meaning of SEC regulations and the Nasdaq listing standards. The Compensation Committee met five times during the fiscal year ended January 31, 2008, in addition to personal meetings and other communications conducted throughout the year with members of management and each other regarding compensation issues within the committee’s area of responsibility.
Selection of Board Nominees
          The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate or that is required by the Company’s bylaws relating to stockholder nominations as described below under the heading “Advance Notice Procedures.” The Company’s Secretary will forward the information to the members of the Nominating Committee, who will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the proxy rules, the Company’s bylaws, the

Company’s Nominating & Corporate Governance Committee Charter, the Company’s Corporate Governance Guidelines and the director selection procedures established by the Nominating & Corporate Governance Committee.
          Once the Nominating Committee has identified a prospective nominee candidate, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Nominating Committee with the recommendation of the prospective candidate, as well as the Nominating Committee’s own knowledge of the candidate. This information may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the criteria and qualifications described below. If the Nominating Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, the Nominating Committee then evaluates the prospective nominees against the criteria and qualifications set out in the Nominating Committee’s Charter. Such criteria and qualifications include:
•	a general understanding of management, marketing, accounting, finance and other elements relevant to the Company’s success in today’s business environment;

•	an understanding of the principal operational, financial and other plans, strategies and objectives of the Company;

•	an understanding of the results of operations and the financial condition of the Company and its significant business segments for recent periods;

•	an understanding of the relative standing of the Company’s significant business segments vis-à-vis competitors;

•	the educational and professional background of the prospective candidate;

•	the prospective nominee’s standards of personal and professional integrity;

•	the demonstrated ability and judgment necessary to work effectively with other members of the Board to serve the long-term interests of the stockholders;

•	the extent of the prospective nominee’s business or public experience that is relevant and beneficial to the Board and the Company;

•	the prospective nominee’s willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings;

•	the prospective nominee’s commitment to the long-term growth and profitability of the Company; and

•	the prospective nominee’s ability to qualify as an independent director as defined in the Nasdaq listing standards.
However, as determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential director candidates is necessarily dynamic and an evolving process, the Board believes that it is not always in the best interests of the Company or its stockholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and the Company at a particular point in time.
          The Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating Committee.
Other Corporate Governance Matters
          All of the members of the Board are independent within the meaning of SEC regulations and the Nasdaq listing standards, with the exception of Andrew B. Schmitt and Jeffrey J. Reynolds. Mr. Schmitt and Mr. Reynolds are considered inside directors because of their employment as executives of the Company.
          On November 25, 2003, the Company adopted a Code of Business Conduct and Ethics that applies to all directors and employees of the Company, including the chief executive officer, chief financial officer and controller.

The Code of Business Conduct and Ethics is available free of charge on the Company’s website under the heading “Investor Relations” (www.laynechristensen.com/investorrelations).
COMPENSATION DISCUSSION AND ANALYSIS
Objectives of Compensation Program
          The objectives of our executive compensation program for the five “Named Executive Officers” listed on page 21 (the “Executives”) are:
•	to attract and retain top-quality Executives;

•	to tie annual and long-term equity incentives to achievement of measurable corporate, business unit and individual performance objectives; and

•	to align the Executives’ incentives with stockholder value creation.
          To achieve these objectives, the Compensation Committee (the “Committee”) implements and maintains compensation plans that tie a significant portion of Executives’ overall compensation to our financial performance. The Committee generally believes that the Company’s total compensation program should be set at, or near, the 50th percentile of competitive market companies.
Role of Compensation Consultants
          When determining base salaries for fiscal 2008 (which became effective on February 1, 2007), the Committee reviewed a compensation report prepared by XBS Partners, a third-party consulting firm retained by the Company’s Vice President, Human Resources, John Wright, in fiscal 2007. Mr. Wright asked XBS Partners to evaluate certain aspects of the Company’s Executive compensation program, including base salary. XBS Partners reviewed data from five different sources for salary trend analysis (Mercer-U.S. Compensation Planning Survey, Hewitt-Salary Planning Survey, ORC World Wide, The Conference Board and World at Work Salary Budget Survey). In addition, XBS Partners compiled actual competitive salary data from published salary surveys based upon job descriptions and scope of responsibility data. Such sources included:
•	The Conference Board Top Executive Compensation Report;

•	Mercer Benchmark Executive Survey;

•	National Executive Compensation Survey (Employers Association Group); and

•	Watson Wyatt Top Management.
          XBS Partners met individually with the Company’s Vice President of Human Resources to learn about our business operations and the job responsibilities of each of the Executives.
          In addition, in March 2007, the Committee retained the third-party compensation consulting firm of Towers Perrin to (i) perform a competitive review and analysis of base salary and other components of the Company’s compensation program, relative to survey market data and the Company’s identified peer group, and (ii) advise the Committee on its annual incentive plan design. Towers Perrin compiled actual competitive salary data from two sources:
•	General industry survey data from Towers Perrin’s 2006 Executive Compensation Database; and

•	Proxy data from peer group companies selected from industries comparable to the Company.
          Towers Perrin advised the Committee to place more emphasis on the general industry survey data when making compensation decisions for the Executive because (i) it provides a large sample of companies where data can be regressed based on company size; (ii) the Company is a holding company, involved in many different businesses (including minerals, energy and water) and there are few, if any, companies of comparable size and industry; and (iii) the Company competes with companies in the general industry when attracting and recruiting executive talent.
          Towers Perrin took direction from the Committee, but also worked with the Company’s Vice President of Human Resources to learn about our business operations and the job responsibilities of each of the Executives. Towers Perrin also conducted background interviews with the Executives to obtain additional background information about the business and operations of the Company. Mr. Schmitt and Mr. Fanska also attended Committee meetings where Towers Perrin was present.
          Towers Perrin presented its executive compensation review to the Committee in June 2007. The Committee reviewed the Towers Perrin report before granting incentive awards to the Executives in June 2007. The Committee considered the information and recommendations of Towers Perrin, but all decisions on executive compensation were made solely by the Committee.
Role of the Peer Group
          In addition to general industry survey data, Towers Perrin provided the Committee with proxy data for 14 peer companies. The peer group data provided additional insights regarding competitive pay data and pay mix. Towers Perrin selected the group of peer companies on the basis of comparable size and operating activities to the Company; however, all of the peer group companies were in only one line of business, rather than in multiple lines of business like the Company. All of the peer group companies had a significant portion of revenues in drilling or drilling-related businesses. Based on such data, Towers Perrin advised the Committee that the Company’s peer group generally had less fixed pay and more variable pay than the broader general industry survey companies. The peer group companies were:

Hecla Mining Co.	SJW Corp.
Coeur d’Alene Mines Corp.	Sterling Construction Co. Inc.
Stillwater Mining Co.	Insituform Technologies Inc.
Parker Drilling Co.	AMCOL International Corp.
St. Mary Land & Exploration Co.	Penn Virginia Corp.
Grey Wolf Inc.	Unit Corp.
Cimarex Energy Co.	Newfield Exploration Co.
Role of Executive Officers
          Mr. Schmitt submitted written compensation recommendations to the Committee for each of the Executives, other than himself. Mr. Schmitt based his compensation recommendations on such factors as the nature and scope of the Executive’s responsibilities, the achievement of Company, division and individual goals, and Executive recruitment and retention considerations. Mr. Schmitt regularly attended meetings of the Committee in 2007 and 2008, but is not a member of the Committee and does not vote on Committee matters. Mr. Schmitt, however, was not present for certain portions of Committee meetings, such as when the Committee held executive sessions or discussed his individual compensation.
Compensation Components
          Our compensation program consists of the following components:
          Base Salary. The Committee establishes a base salary for each Executive based on his scope of responsibilities, taking into account competitive market compensation paid by other companies for similar positions. The Committee annually reviews base salaries, and makes adjustments from time to time to realign our salaries with market levels after taking into account individual performance, responsibilities, experience, autonomy, strategic perspectives and marketability, as well as the recommendation of the chief executive officer.
          Generally, the Committee believes that Executive base salaries should be targeted at, or slightly above, the 50th percentile for executives at competitive market companies in similar positions and with similar responsibilities. As shown in the table below, the Committee (i) increased the fiscal 2008 base salaries of Messrs. Schmitt, Fanska, Crooke and Despain by approximately 4% and of Mr. Aluce by approximately 9%; and (ii) increased the fiscal 2009 base salaries for Messrs. Schmitt, Fanska, Crooke, Despain and Aluce by approximately 19%, 46%, 38%, 20% and 22%, respectively, primarily to bring them within a competitive range of the market medians for their positions.

Executive	Fiscal 2007	Fiscal 2008	Fiscal 2009

Andrew B. Schmitt, President and Chief Executive Officer	$500,000	$520,000	$620,000
Jerry W. Fanska, Senior Vice President—Finance	$240,000	$250,000	$365,000
Steven F. Crooke, Senior Vice President—General Counsel	$215,000	$225,000	$310,000
Eric R. Despain, Senior Vice President and President, Mineral Exploration Division	$240,000	$250,000	$300,000
Gregory F. Aluce, Senior Vice President	$205,000	$225,000	$275,000
          When determining fiscal 2008 base salaries in March 2007, the Committee reviewed a compensation report provided by XBS Partners and also considered the recommendations of Mr. Schmitt (for Executives other than himself). The Committee increased the base salaries of the Executives primarily to bring them closer to the market median ranges provided in the XBS Partners compensation report.
          When determining fiscal 2009 base salaries in December 2007, the Committee thoroughly reviewed and discussed a June 2007 executive compensation report provided by Towers Perrin. The report indicated that base salaries for all Executives were outside the competitive range of market medians, except for base salaries compared to the peer group companies. Towers Perrin recommended that the Committee target the market median of the general industry data, rather than the peer group data, primarily because the peer companies had only one line of business. Because of the Company’s multiple lines of business and significant growth in the last two years, as well as the recommendation of Towers Perrin, the Committee determined that the base salary targets of the Executives should be the market median levels of the general industry data.
          The Committee increased Mr. Schmitt’s fiscal 2009 base salary by 19%, primarily to bring him closer to the 50th percentile of the general industry data and also because of the Company’s growth, strong financial performance and Mr. Schmitt’s increased scope of responsibilities.
          The Committee increased Mr. Fanska’s base salary by 46%, primarily to bring him to the 50th percentile of the general industry data and also because of the Company’s growth, strong financial performance and Mr. Fanska’s increased scope of responsibilities. The Committee increased Mr. Crooke’s base salary by approximately 38% primarily to bring him to the 50th percentile of the general industry data and also because of the Company’s growth, financial performance and Mr. Crooke’s increased scope of responsibilities. The Committee increased Mr. Despain’s base salary by 20%, which is slightly above the 50th percentile of the general industry data, primarily because his mineral exploration division has been an earnings leader for the Company in recent years, and because of the scope of his job responsibilities, which include extensive international travel. The Committee increased Mr. Aluce’s base salary by approximately 22%, which is slightly above the 50th percentile of the general industry data, primarily because of the increased scope of his job responsibilities.
          Annual Incentives.
          Targets and Awards for Fiscal 2008
          Our Executive Incentive Compensation Plan is intended to provide additional incentives for Executives to promote the best interests and profitable operation of the Company. Only Executives Andrew Schmitt, Jerry Fanska and Steven Crooke participated in the Executive Incentive Compensation Plan in fiscal 2008. Executive Eric Despain participated in the Mineral Exploration Division Incentive Compensation Plan and Executive Greg Aluce participated in the Water and Wastewater Infrastructure Group Incentive Compensation Plan, all as described below.
          On March 20, 2007, the Board, based on input from the Committee, developed targets for Messrs. Schmitt Fanska and Crooke based on (i) return of net assets (50% of total incentive compensation award), and (ii) net income (50% of total incentive compensation award), as follows:
Objective Criteria

Executive	Return on Net Assets (50%)	Net Income (50%)
Mr. Schmitt, Chief Executive Officer	10%	$29,486,000
Mr. Fanska, Chief Financial Officer	10%	$29,486,000
Mr. Crooke, General Counsel	10%	$29,486,000
          In setting the targets, the Board, with input from the Committee, considered information in the Company’s business plans and preliminary recommendations from Mr. Schmitt. Although Towers Perrin was in the early stages of its work for the Company, as a preliminary step, Towers Perrin recommended that the Committee change the payout percentages, based on preliminary competitive market data. As a result, the Committee recommended, and the Board approved, amending the Executive Incentive Compensation Plan effective as of February 1, 2007, to provide for the payment of incentive compensation awards based upon the attainment of certain specified goals and objectives, as follows:
          If Mr. Schmitt achieves 100% of his target goals, his incentive award under the plan will be 85% of his base salary. If Mr. Schmitt achieves more than 100% of his target goals, then for each 1% increase above the target goals, his base salary percentage will be increased by 1.5%, but his base salary percentage cannot exceed 100%. If Mr. Schmitt achieves less than 100% of his target goals, then for each 1% decrease below the targets, the 85% base salary percentage will be reduced by 1.0%, but if Mr. Schmitt achieves 80% or less of the target, his base salary percentage will be zero.

          If Messrs. Fanska and Crooke achieve 100% of their target goals, their incentive awards under the plan will be 60% of their base salary. If Messrs. Fanska and Crooke achieve more than 100% of their target goals, then for each 1% increase above the target goals, their base salary percentages will be increased by 1.5%, but their base salary percentages cannot exceed 100%. If Messrs. Fanska and Crooke achieve less than 100% of their target goals, then for each 1% decrease below the targets, the 60% base salary percentage will be reduced by 1.0%; but if Messrs. Fanska and Crooke achieve 80% or less of the targets, their base salary percentages will be zero.
          Notwithstanding the foregoing, the amount of the incentive compensation award for a fiscal year for each Executive under the Executive Incentive Compensation Plan may be increased or decreased in the sole discretion of the Committee (acting on behalf of the Board) by an amount not greater than one third of the incentive compensation award which would have been determined if 100% of the target were achieved.
          Incentive compensation awards may be paid in the form of cash, common stock or a combination of both, in the discretion of the Committee (acting on behalf of the Board), and are based on an Executive’s performance during the fiscal year as compared to the targets, although Executives may choose to defer all or a portion of their incentive compensation awards under this plan. This deferral option is separate from deferrals that may be made under the Company’s Key Management Deferred Compensation Plan described below. If an Executive elects to defer such an award under this plan, the Executive will not be entitled to receive his deferred amount for six months after separation from service. In the event an Executive’s employment with the Company terminates (for reasons other than retirement, disability or death) said termination being instituted by the Executive or by the Company for cause, prior to the close of a fiscal year, such Executive shall not be entitled to any incentive compensation award for that fiscal year.
          If an Executive elects to defer such an award and if his employment with the Company terminates, the Executive will not be entitled to an incentive compensation award for that fiscal year, unless such termination is by the Company without cause or because of the Executive’s retirement, disability or death. In such event, the Executive shall be entitled to an incentive compensation award, pro rated as of the date of termination.
          The payments received by the Executives for fiscal 2008 under the Executive Incentive Compensation Plan were paid in cash in the following amounts:
Objective Criteria

	Return on Net Assets	Net Income	Discretionary Increase	Total Incentive
Executive	(50%)	(50%)	(1/3)	Award
Andrew B. Schmitt, CEO	$247,591 [1]	$308,355 [1]	$125,000	$645,000
Jerry W. Fanska, CFO	$84,024	$104,645	$50,000	$238,669
Steven F. Crooke, General Counsel	$75,622	$94,180	$45,000	$214,802

[1]	Under the Executive Incentive Compensation Plan, Mr. Schmitt’s base award cannot exceed 100% of his salary. As a result, the award achieved pursuant to the formulas in the plan was capped at $520,000.
     Messrs. Schmitt, Fanska and Crooke achieved approximately 108% of their return on net assets target, and pursuant to the formulas set forth above, their awards were increased to 95% and 67% of their base salaries, respectively. Such amounts were then weighted at 50% of their total incentive compensation award. Messrs. Schmitt, Fanska and Crooke achieved approximately 126% of their net income target, and pursuant to the formulas set forth above, their awards were increased to 119% and 84% of their base salaries, respectively. Such amounts were then weighted at 50% of their total incentive compensation award.
     Pursuant to the provisions of the Executive Incentive Compensation Plan and as reflected in the table above, the awards to the Executives under the Executive Incentive Compensation Plan were increased by one third at the discretion of the Committee because of the Company’s accomplishments during fiscal 2008, which included a public offering of the Company’s common stock, payment of the Company’s revolving bank debt and two significant acquisitions, among other things.
          Targets for Fiscal 2009
          In January 2008, based on the recommendations of management and Towers Perrin, the Committee recommended that the Board amend the Executive Incentive Compensation Plan to allow Messrs. Despain and Aluce to participate in the Plan and to change the method for determining the award amount. The Committee believed that Messrs. Despain and Aluce should be included in the Executive Incentive Compensation Plan as part of an overall program to establish both a direct incentive and accountability for Messrs. Despain and Aluce to efficiently use capital in their business units. Otherwise, Messrs. Despain and Aluce would have no direct incentive (e.g., no accountability) for achieving a return on the corporate capital they are allocated for their business units. The Committee believed, based on competitive market information provided by Towers Perrin, that the award determination method be changed to provide larger increases in bonus compensation (expressed as a percentage of base salary) if the Executives exceed established targets and larger decreases in bonus compensation if the Executives fail to meet established targets. The Board approved the Committee’s proposed amendments to the Executive Incentive Compensation Plan effective as of February 1, 2008.
          In setting the targets, the Committee considered information in the Company’s business plans, preliminary recommendations from Mr. Schmitt and the competitive market data and recommendations provided by Towers Perrin. Towers Perrin noted that the Company’s target incentives had a “flat” relationship between pay and performance, with relatively low penalties for missing target, but relatively limited incentive to exceed target. For Messrs. Schmitt, Fanska and Crooke, the Committee based the annual incentive on the achievement of targeted Company consolidated earnings before interest and taxes (“EBIT”). For Messrs. Despain and Aluce, the Committee based the annual incentive on the achievement of a targeted EBIT for their respective divisions. The Committee set target EBIT performance based on budget plan performance, believing that it would be difficult for the Executives to achieve the target without continued strong financial performance by the Company as a whole and each of its respective divisions. Although they must meet at least 80% of their respective division EBIT targets, the overall Company EBIT performance threshold (80% of plan) need not be met for Messrs. Despain and Aluce to receive their individual portion of the bonus.
          If Mr. Schmitt achieves 100% of his target goal, his incentive award under the plan will be 80% of his base salary. If Mr. Schmitt achieves more than 100% of his target goal, then for each 1% increase above the target, Mr. Schmitt’s base salary percentage will be increased by 5% but his base salary percentage cannot exceed 100%. If Mr. Schmitt achieves less than 100% of his target goal, then for each 1% decrease below the target, the 80% base salary percentage will be decreased by 2.5%, but if Mr. Schmitt achieves 80% or less of the target, his base salary percentage will be zero.
          For each Executive other than Mr. Schmitt, if he achieves 100% of his target goal, his incentive award under the plan will be 60% of his base salary. If he achieves more than 100% of his target goal, then for each 1% increase above the target goal, the Executive’s base salary will be increased by 5%, but such base salary percentage cannot exceed 100%. If such Executive achieves less than 100% of his target goal, then for each 1% decrease below the targets, the 60% base salary percentage will be decreased by 2.5%; provided, however that if the Executive achieves 80% or less of the target, his base salary percentage will be zero.
          Notwithstanding the foregoing, the amount of the incentive compensation award for a fiscal year for each Executive under the Executive Incentive Compensation Plan may be increased or decreased in the sole discretion of the Committee (acting on behalf of the Board) by an amount not greater than one third of the incentive compensation award.
          Equity Compensation
          The Committee believes that the long-term performance of its Executives is achieved through ownership of stock-based awards, such as stock options and restricted stock, which expose Executives to the risks of downside stock prices and provide an incentive for Executives to build shareholder value.
          2002 Stock Option Plan
          The Company’s 2002 Stock Option Plan (the “2002 Plan”) is intended to provide additional incentives for key employees to promote the success of the Company and its subsidiaries by allowing such employees to share in the future growth of the business and to participate in ownership of the Company. The 2002 Plan provides for both incentive stock option grants and nonqualified stock option grants, which cannot be exercised until they have vested as a result of the Executive’s completion of specified numbers of years of continuous service with the Company.
          These option grants give Executives the right to purchase Company stock at a price equal to its market price on the date the option was granted. Stock options granted under the 2002 Plan expire 10 years from the date of grant (or in the case of Executives who have the power to vote more than 10% of Company stock, five years from the date of grant). If an Executive’s employment is terminated for any reason, the stock options expire 30 days after the date of termination (but if the termination is caused by the executive’s death, the stock options expire 90 days after the date of death).

          None of the Executives received an award under the 2002 Plan during fiscal 2008.
          2006 Equity Incentive Plan
          Awards under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) are designed to encourage Executives to acquire a proprietary and vested interest in the growth and performance of the Company, as well as to assist the Company in attracting and retaining Executives by providing them with the opportunity to participate in the success and profitability of the Company. The 2006 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units.
          Fiscal 2008 Grants under 2006 Plan
          The Committee briefly discussed fiscal 2008 awards of options and restricted stock under the 2006 Plan at its March 2, 2007 meeting. The Committee decided to postpone discussion of possible awards until Towers Perrin had completed its report and given recommendations to the Committee. On June 1, 2007, the Committee reviewed the June 2007 executive compensation report prepared by Towers Perrin and discussed awards of options and restricted stock, and agreed to further discuss awards at the June 7, 2007 Board meeting.
          Stock Options. On June 7, 2007, the Board, based upon input and recommendations of the Committee, approved grants of nonqualified stock options under the 2006 Plan to the following executives for the number of shares of Company common stock set forth opposite the respective Executive’s name, at an exercise price equal to the Fair Market Value (as defined in the 2006 Plan) based on the closing price of the Company’s common stock as of June 7, 2007:

Name of Executive	Number of Stock Options
A.B. Schmitt	35,000
J.W. Fanska	17,500
S.F. Crooke	17,500
          The nonqualified stock options granted under the 2006 Plan expire 10 years from the date of grant. If the Executive’s employment is terminated for cause, the option will be forfeited as of the time of the Executive’s removal. If the Executive resigns or is terminated by the Company without cause, the Executive may exercise vested options for a period of 30 days following his termination. If the Executive dies or is disabled, the option may be exercised for a period of 90 days following termination of employment. If the Executive retires, the Executive may exercise the option for a period of three years following the effective date of the Executive’s qualified retirement.
          Based on information provided by Towers Perrin, the Committee believed the amount of stock options granted was reflective of current trends in the marketplace, and would allow the Executives the opportunity to participate in the future success of the Corporation. Based on the recommendation of Mr. Schmitt and information provided by Towers Perrin, the Committee believed that Messrs. Despain and Aluce were adequately compensated through their base salaries, bonuses and restricted stock grants (described below). As a result, the Committee did not award stock options to Messrs. Despain or Aluce.
          Restricted Stock. The Board, based upon the recommendation of the Committee, approved grants of performance-contingent restricted stock under the 2006 Plan to the Executives, as of June 7, 2007, as follows:

Name of Executive	Number of Shares of Restricted Stock
A.B. Schmitt	15,000
J.W. Fanska	7,500
S.F. Crooke	7,500
E.R. Despain	7,500
G.F. Aluce	7,500
          The restricted stock vests over a four-year period, with 25% vesting on June 7 of each year through June 7, 2011. If an Executive’s position is terminated prior to the vesting date, the Executive immediately forfeits any and all unvested restricted shares and the full ownership of such restricted stock reverts back to the Company.
          In making the fiscal 2008 awards under the 2006 Plan, the Committee considered information provided by Towers Perrin regarding competitive market trends, as well as the recommendation of Mr. Schmitt for all Executives other than himself. The Committee believed the restricted stock grants would help retain Executives and would be an additional incentive for the Executives to advance the interests of the Company.

          Fiscal 2009 Grants under 2006 Plan
          In fiscal 2008, Towers Perrin recommended to the Committee that the Company adopt a framework to make equity grants on an annual basis to certain key employees. The Committee would grant awards of both stock options and performance-contingent restricted stock in amounts initially established (but subject to the Committee’s discretion to modify) on objective long-term incentive plan targets with 50% of the total long-term incentive target level of award made in stock options and 50% of the total long-term incentive level of award made in performance-contingent restricted stock.
          Towers Perrin recommended that the stock options vest ratably over three years, while the performance-contingent restricted stock have a three-year cliff vesting if the Executives achieve certain preestablished performance metrics. Towers Perrin also recommended that the performance metrics be tied to the achievement of a corporate return on net assets (“RONA”) threshold recommended by the Committee and approved by the Board based on the Company’s cost of capital, and that for the initial 2008 grant the RONA threshold be based solely on the RONA achieved between February 1, 2010 and January 31, 2011, with future years being based on average RONA over the entire three-year period beginning on February 1 of the year the performance-contingent restricted stock is granted.
          At a meeting in January 2008, the Committee reviewed the recommended proposals provided by Towers Perrin and the recommendations of and modifications proposed by management of the Company (including Mr. Schmitt). The Committee determined that performance-contingent restricted stock awards should have a three-year cliff vesting, but should permit an award holder who is retiring (defined as a termination of all employment after age 60 and after having accrued at least five years of service with the Company) to receive a pro-rata portion of the restricted stock (depending on the time of the individual’s retirement) if the requisite performance metrics are satisfied.
          The Committee also determined that the nonqualified award agreements should contain terms such that, upon an Executive’s qualified retirement (defined as a termination of all employment after age 60 and after having accrued at least five years of service with the Company), all unvested stock options would become exercisable and would continue to be exercisable until the earlier of the third anniversary of the Executive’s retirement or the expiration of the option’s original term.
          Stock Options. The Committee recommended, and the Board approved, grants of nonqualified stock options under the 2006 Plan to the following Executives for the purchase of that number of shares of Company common stock determined by dividing the Option Long-Term Incentive Amount set forth opposite the respective Executive’s name by the Fair Market Value (as defined in the 2006 Plan) based on the closing price of the Company’s common stock as of February 5, 2008:

Name of Executive	Option Long-Term Incentive Amount
A.B. Schmitt	$440,000
J.W. Fanska	$220,000
S.F. Crooke	$162,500
E.R. Despain	$97,500
G.F. Aluce	$89,500
          The nonqualified stock options granted under the 2006 Plan expire 10 years from the date of grant. If the Executive’s employment is terminated for cause, the option will be forfeited as of the time of the Executive’s removal. If the Executive resigns or is terminated by the Company without cause, the Executive may exercise vested options for a period of 30 days following his termination. If the Executive dies or is disabled, the option may be exercised for a period of 90 days following termination of employment. If the Executive retires, all options become exercisable and the Executive may exercise the option for the shorter of a three-year period following the effective date of the Executive’s qualified retirement or the end of the ten-year life of the option.
          Based on information from Towers Perrin, the Committee believed it was appropriate to decrease the number of stock options historically offered under the 2006 Plan and introduce performance-vesting restricted shares. Under new accounting rules, stock options represent fixed Company costs regardless of the actual value to Executives. In addition, the Committee was concerned that most stock option recipients see little connection between what they do on a daily basis and the price of the Company’s stock. Option holders are subject to the vagaries of the stock market and other factors not related to actual Company performance.

          Restricted Stock. The Committee recommended, and the Board approved, grants of performance-contingent restricted stock under the 2006 Plan to the Executives, based in part on the recommendations of Towers Perrin and Mr. Schmitt (who submitted recommendations for all Executives other than himself), as of February 5, 2008, as follows:

Name of Executive	Amount of Grant
A.B. Schmitt	$440,000
J.W. Fanska	$220,000
S.F. Crooke	$162,500
E.R. Despain	$97,500
G.F. Aluce	$89,500
          The number of shares of restricted stock is determined by dividing the dollar amount of the grant by the closing price of the Company’s common stock on the February 5, 2008 grant date. The restricted stock vests over a three-year period on a cliff basis, with vesting occurring only if the applicable performance metric(s) for the Company’s fiscal year ending January 31, 2011, are satisfied. If an Executive’s position is terminated prior to the vesting date, the Executive immediately forfeits any and all unvested restricted shares and the full ownership of such restricted stock reverts back to the Company; provided, however, that if an Executive retires (defined as a termination of all employment after age 60 and after having accrued at least five years of service with the Company) before the vesting date, he is entitled to receive a pro-rata portion of the restricted stock (depending on the time of the individual’s retirement) if the requisite performance metrics are satisfied.
          In making the fiscal 2009 awards under the 2006 Plan, the Committee believed that the overall incentive program would focus on achieving planned earnings in the short term, and sustained earnings over time at a level that provides the return to investors they expect on the capital they invested in the Company. The Committee set target performance metrics based on budget plan performance, believing that it would be challenging for the Executives to achieve the target because of current economic conditions and increased competition in the marketplace.
          Layne Christensen Company Water and Wastewater Infrastructure Group Incentive Compensation Plan. In fiscal 2008, Executive Greg Aluce participated in the Layne Christensen Company Water and Wastewater Infrastructure Group Incentive Compensation Plan (the “Water Plan”). The purpose of the Water Plan is to provide additional incentives for key eligible employees to promote the best interests and most profitable operation of the Company’s Water Infrastructure Group.
          Under the Water Plan, the Company establishes a bonus pool for each District, Region and the Division (as defined in the Water Plan) in an amount equal to: (i) $0.02 for each $1.00 of Water Division EBIT generated during such fiscal year to the extent such District, Region or the Division achieves less than 80% of its respective EBIT benchmark; or (ii) $0.03 for each $1.00 of EBIT generated during such fiscal year to the extent such District, Region or the Division achieves 80% to 100% of its respective EBIT benchmark; or (iii) $0.045 for each $1.00 of EBIT generated during such fiscal year to the extent such District, Region or the Division achieves more than 100%, but less than 125%, of its respective EBIT benchmark; or (iv) $0.065 for each $1.00 of EBIT generated during such fiscal year to the extent such District, Region or the Division achieves more than 125% of its respective EBIT benchmark.
          The Committee, in its sole discretion, determines whether to make an award to Mr. Aluce. In fiscal 2008, the Water Plan bonus pool amount was $4,689,000, of which $225,000 was awarded to Mr. Aluce. Mr. Aluce’s bonus was equal to 100% of his base salary and was approximately 4.8% of the bonus pool accrued for distribution under the Water Plan. In making the award, the Committee considered the bonus recommendation of Mr. Schmitt and the increased scope of responsibilities of Mr. Aluce.
          Layne Christensen Company Mineral Exploration Division Incentive Compensation Plan. In fiscal 2008, Executive Eric Despain participated in the Layne Christensen Company Mineral Exploration Division Incentive Compensation Plan (the “Mineral Plan”). The purpose of the Mineral Plan is to provide additional incentives for key eligible employees to promote the best interests and most profitable operation of the Company’s Mineral Exploration Division.
          Under the Mineral Plan, the Company establishes a bonus pool; for each District, Region and the Division (as defined in the Mineral Plan) in an amount equal to: (i) $0.02 for each $1.00 of Mineral Division EBIT generated during such fiscal year to the extent such District, Region or the Division achieves less than 80% Mineral Division of its respective EBIT benchmark; or (ii) $0.03 for each $1.00 of EBIT generated during such fiscal year to the extent such District, Region or the Division achieves 80% to 100% of its respective EBIT benchmark; or (iii)

$0.045 for each $1.00 of EBIT generated during such fiscal year to the extent such District, Region or the Division achieves more than 100%, but less than 125%, of its respective EBIT benchmark; or (iv) $0.065 for each $1.00 of EBIT generated during such fiscal year to the extent such District, Region or the Division achieves more than 125% of its respective EBIT benchmark.
          The Committee, in its sole discretion, determines whether to make an award to Mr. Despain. In fiscal 2008, the Mineral Plan bonus pool amount was $6,130,000, of which $250,000 was awarded to Mr. Despain. Mr. Despain’s bonus was equal to 100% of his base salary and was approximately 4.1% of the bonus pool accrued for distribution under the Mineral Plan. In making the award, the Committee considered the bonus recommendation of Mr. Schmitt and the performance of Mineral Division, as well as the scope of responsibilities of Mr. Despain, which include worldwide travel.
          Benefits. Our employees who meet minimum service requirements are entitled to receive medical, dental, life and short-term and long-term disability insurance benefits and may participate in a capital accumulation plan, as described below. Such benefits are provided equally to all Company employees, other than where benefits are provided pro rata based on the respective Executive’s salary (such as the level of disability insurance coverage).
          Capital Accumulation Plan. The Company has adopted a capital accumulation plan (the “Capital Accumulation Plan”). Each of the Company’s executive officers, including the Named Executive Officers, and substantially all other employees of the Company are eligible to participate in the Capital Accumulation Plan. The Capital Accumulation Plan is a defined contribution plan qualified under Section 401, including Section 401(k), of the Internal Revenue Code of 1986, as amended (the “Code”). The Capital Accumulation Plan provides for two methods of Company contributions, a Company matching contribution tied to and contingent upon participant deferrals and a Company profit sharing contribution which is not contingent upon participant deferrals. The amount, if any, of Company paid contributions, both matching and profit sharing, for each fiscal year under the Capital Accumulation Plan is determined by the Board of Directors in its discretion. Each eligible employee meeting certain service requirements and electing to defer a portion of his or her compensation under the Capital Accumulation Plan participates in the Company’s matching contribution program pursuant to a formula as designated by the Board of Directors. Currently, the Company makes a matching contribution that is equal to 100% of a participant’s salary deferrals that do not exceed 3% of the participant’s compensation plus 50% of a participant’s salary deferrals between 3% and 5% of the participant’s compensation. This form of matching contribution qualifies as what is known as a “safe harbor” matching contribution under the Employee Retirement Income Security Act of 1974. In addition, each eligible employee meeting certain service requirements participates in Company profit sharing contributions to the Capital Accumulation Plan in the proportion his or her eligible compensation bears to the aggregate compensation of the group participating in the Capital Accumulation Plan. At the option of the Board of Directors, all or any portion of Company contributions to this plan may be made in the Company’s common stock. Furthermore, each participant can voluntarily contribute, on a pre-tax basis, a portion of his or her compensation (which cannot exceed $15,000 for participants who are 49 or younger, or $20,000 for participants who are 50 or older, for the calendar year 2007) under the Capital Accumulation Plan. A participant’s account will be placed in a trust and invested at the participant’s direction in any one or more of a number of available investment options. Each participant may receive the funds in his or her Capital Accumulation Plan account upon termination of employment. For services rendered in fiscal 2008, total Company contributions under the Capital Accumulation Plan of $9,060, $9,023, $9,031, $9,031, and $9,062 accrued for the accounts of Messrs. Schmitt, Fanska, Crooke, Despain and Aluce, respectively.
          Deferred Compensation. The Company’s Key Management Deferred Compensation Plan was designed to provide additional retirement benefits and income tax deferral opportunities for a select group of management and highly compensated employees. The plan allows such key executives, including the Executives, to defer the receipt of up to 25% of base salary and 50% of performance-based awards. The Company matches contributions to this plan in an amount determined annually by the Committee, generally based on recommendations from Company management. Currently, the matching contribution is 100% of deferrals up to $15,000. In addition, the Company may make contributions on a discretionary basis. Company contributions to the plan are subject to a five-year vesting schedule, with 50% of all such contributions becoming vested after three years of completed plan participation and 100% of all such contributions becoming vested after five years of completed plan participation. However, Company contributions become fully vested if a participant is involuntarily terminated by the Company within one year after a change of control of the Company. If a plan participant is not employed by the Company as of the last day of the plan year other than by reason of his or her retirement, death or disability, the Company contributions, if any, for such plan year shall be zero. In the event of an Executive’s retirement, disability or death, he or she shall be credited with the Company contribution, if any, for such plan year.

          The deferred compensation plan is a nonqualified and unfunded plan, and participants have only an unsecured promise from the Company to pay the amounts when they become due from the general assets of the Company. The Committee offers this benefit to provide Executives with an opportunity to save, on a tax deferred basis, amounts in addition to what they can save under the Company’s qualified retirement plans for retirement or future dates. The Committee believes this plan is important as a retention and recruitment tool because most of the companies with which the Company competes for executive talent provide a deferral plan for their executives.
          Perquisites. The Company believes its executive compensation program described above is sufficient for attracting talented executives and that providing large perquisites is neither necessary nor in the shareholders’ best interests. Accordingly, none of the executive officers received any perquisites that have a value in the aggregate in excess of $10,000 during the fiscal year ended January 31, 2008.
          Potential Payments Upon Change of Control, Retirement, Death or Disability
          Pursuant to an employment agreement between the Company and Mr. Schmitt dated October 12, 1993, Mr. Schmitt is entitled to a lump sum payment of 24 months’ salary in the event that his employment is terminated in connection with a change of control of the Company. Under the 1993 letter agreement, Mr. Schmitt is entitled to (i) 24-months salary continuation after a termination (other than for cause) and (ii) a lump sum severance payment of equivalent value in the event of a change of control. The Company has entered into a new Severance Agreement with Mr. Schmitt dated March 13, 2008 (as described below) that is intended to replace this agreement. However, this agreement will again become effective if Mr. Schmitt’s Severance Agreement is terminated.
          In addition, the Company has agreed to pay Mr. Schmitt, pursuant to his Supplemental Executive Retirement Plan (“SERP”), an annual retirement benefit, beginning six months after Mr. Schmitt’s separation from service with the Company, equal to 40% of the average of his total compensation (as defined in the annual retirement benefit agreement) received during the highest five consecutive years out of his last ten years of employment, less 60% of his annual primary Social Security benefit (the “Annual Benefit”). The Annual Benefit is to be reduced, however, by the annual annuity equivalent of the value of all funds, including earnings, in the Company funded portion of Mr. Schmitt’s Capital Accumulation Plan account as of the date of his retirement (the “Annuity Equivalent”). As of January 31, 2008, the Company funded balance in Mr. Schmitt’s account under the Capital Accumulation Plan was $118,025. To the extent the Annual Benefit is not satisfied by the Annuity Equivalent, payments will be made out of the general funds of the Company. If Mr. Schmitt separates from service prior to age 65, reduced further by multiplying the Annual Benefit by the percentage (referred to under the Plan as the “Early Retirement Reduction Factor” and set forth below in the following table) depending on Mr. Schmitt’s age at the time of his separation from service.

Age at Separation from Service	Percentage of Annual Benefit
55	48.81%
56	52.06%
57	55.59%
58	59.45%
59	63.68%
60	68.32%
61	73.43%
62	79.06%
63	85.31%
64	92.26%
          Mr. Schmitt is entitled to a disability benefit determined in the same manner as the Annual Benefit as of the date of termination of his service resulting from total and permanent disability (the “Disability Benefit”). The Disability Benefit will also be reduced by the Annuity Equivalent but is not subject to the Early Retirement Reduction Factor. Mr. Schmitt is deemed to have become “disabled” if he (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a Company-sponsored accident and health plan.
     Mr. Schmitt’s surviving spouse, if any, will be entitled to receive a death benefit (the “Death Benefit”) upon Mr. Schmitt’s death which will be equal to the Annual Benefit his surviving spouse would have received if (i) he had retired at the date of his death and had received an Annual Benefit in the form of a monthly joint and survivor benefit and (ii) he subsequently died. The Death Benefit will be reduced by the Annuity Equivalent.
     Severance Agreements
     On March 13, 2008, the Company entered into severance agreements with Messrs. Schmitt, Fanska, Crooke and Aluce. The Committee recommended that the Company enter into such severance agreements because of Board concerns about employee retention and information provided by Towers Perrin indicating that such severance agreements are normal and customary for senior executives. The Committee also discussed the economic impact of the severance agreements if severance payments were triggered. Each of the severance agreements are the same except that Mr. Schmitt’s severance agreement reflects that, if his severance agreement is terminated, the severance benefits that Mr. Schmitt is currently entitled to receive under the 1993 letter agreement (described above) will again become effective. The severance agreements generally provide:
•	If before a change of control, the Company terminates the Executive’s employment without “cause” or if the Company constructively terminates the Executive’s employment (i.e., the Executive leaves for “good reason”), the Executive is entitled to receive severance benefits that include (i) 24 months of continued base salary, (ii) continued vesting of equity-based awards and a continued right to exercise outstanding stock options during this 24-month severance period, (iii) for any performance-based equity award that is exercisable, payable or becomes vested only if the applicable performance-based criteria is satisfied, such performance-based award will become exercisable, payable or become vested at the time of and only if the underlying performance criteria is satisfied, (iv) for any performance-based stock options that become exercisable after the end of the 24-month severance period, such stock options will remain exercisable until the earlier of the original expiration date of the option or 90 days after the end of the 24 month severance period, (v) continued participation in the Company’s welfare benefit plans (or comparable arrangements) throughout the 24 month severance period, and (vi) payment of any applicable COBRA premiums.

•	If the Executive’s employment is terminated due to death, the Executive’s estate or his beneficiaries will be entitled to receive (i) immediate acceleration of the vesting of the Executive’s service-based equity awards and the right to exercise the service-based stock options until the earlier of the original expiration date of the options or 12 months after the Executive’s date of death, (ii) for any performance-based equity award that is exercisable, payable or becomes vested only if the applicable performance-based criteria is satisfied, such performance-based award will become exercisable, payable or become vested at the time of and only if the underlying performance criteria is satisfied, and (iii) for any performance-based stock option that becomes exercisable due to the satisfaction of the underlying performance criteria, the continued right to exercise the option until the earlier of the option’s original expiration date or 12 months after the Executive’s date of death.

•	If the Executive’s employment is terminated due to disability, the Executive will be entitled to (i) payment of a lump sum disability benefit equal to 12 months base salary, (ii) immediate acceleration of the vesting of his service-based equity awards and a continuation of his right to exercise any service-based stock options for a period of 12 months after the termination, (iii) for any performance-based equity award that is exercisable, payable or becomes vested only if the applicable performance-based criteria is satisfied, such performance-based award will become exercisable, payable or become vested at the time of and only if the underlying performance criteria is satisfied, and (iv) for any performance-based stock options that have become exercisable due to the satisfaction of the underlying performance criteria, the continued right to exercise the options until the earlier of the option’s original expiration date or 12 months after the Executive’s termination.

•	Upon a change of control of the Company, all of the Executive’s equity awards will become immediately vested on the effective date of the change. Following a change of control of the Company and for a three-year period following the change of control, the successor Company is obligated to both (i) continue to employ the Executive in a substantially similar position (at an equal or greater base salary as before the change of control) and (ii) provide the Executive with certain welfare benefits and bonus compensation opportunities similar to those of other similarly situated employees.

•	If the Executive’s employment is terminated by the Company without “cause” or is constructively terminated (i.e., the Executive leaves for “good reason”) during the three-year period following a change of control of the Company, he is entitled to:

•	A special lump-sum severance payment equal to the present value of the remaining base salary he would receive if he remained an employee until the later of the end of the third anniversary of the change of control or the second anniversary of his termination date;

•	Coverage under all employee benefit plans that covered him prior to termination until the later of the end of the third anniversary of the change of control or the second anniversary of his termination date; and

•	If any payments made pursuant to the Severance Agreement are subject to the Internal Revenue Code’s penalty tax provisions for excessive “golden parachute payments”, then the Company will reimburse (on an after tax basis) the Employee for the amount of any such penalty tax.
•	Generally, all severance payments under the agreements will begin following the Executive’s termination of employment. However, as is provided for in the Severance Agreements, certain delays in payment timing may occur in order to comply with Section 409A of the Internal Revenue Code.
     Adjustments to Compensation Plan
     The Company has no formal policy on recapturing salary or incentive awards (equity or cash) granted to an Executive, in the event that the Company were to have to restate its financial statements (whether arising from conduct or actions of the Executive, or otherwise). However, the discretion retained by the Committee to make adjustments in all types of compensation, permits it to decrease an Executive’s compensation under such circumstances if such compensation has not already been paid or become final. There is currently no procedure to recover (“claw back”) an element of compensation that has been paid and become final. To date, the Company has never been required to restate its financial statements.
REPORT OF THE COMPENSATION COMMITTEE
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement beginning at page 9.
     Based on the review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2008 Annual Meeting of Stockholders and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008.
     Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Anthony B. Helfet, Chairman	David A.B. Brown
Nelson Obus
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Compensation
     The following table sets forth for the fiscal years ended January 31, 2008, 2007 and 2006, respectively, the compensation of the Company’s chief executive officer and of each of the Company’s four other most highly compensated executive officers whose remuneration for the fiscal year ended January 31, 2008, exceeded $100,000 for services to the Company and its subsidiaries in all capacities (collectively, the “Named Executive Officers”):

Summary Compensation Table

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
	Fiscal	Salary(1)	Bonus	Awards	Awards	sation(2)	Earnings	sation(3)(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Andrew B. Schmitt	2008	$519,770	—	$633,900	$728,000	$645,000	$182,030	$26,428	$2,735,128
President, Chief Executive	2007	484,423	—	—	887,600	386,203	277,771	12,461	2,048,458
Officer and Director	2006	425,000	—	—	—	203,900	n/a	11,023	639,923

Jerry W. Fanska	2008	249,885	—	316,950	364,000	238,669	—	26,529	1,196,033
Senior Vice President—	2007	239,847	—	—	—	163,380	—	30,536	433,701
Finance and Treasurer	2006	212,000	—	—	410,200	78,463	n/a	10,330	710,993

Steven F. Crooke	2008	224,885	—	316,950	364,000	214,802	—	25,100	1,145,737
Senior Vice President—	2007	214,884	—	—	—	146,288	—	25,638	386,810
General Counsel and Secretary	2006	197,173	—	—	410,200	61,238	n/a	9,117	677,728

Eric R. Despain	2008	249,885	—	316,950	—	250,000	—	26,346	843,181
Senior Vice President	2007	239,847	54,088 (5)	—	—	187,412	—	27,193	508,540
	2006	220,000	—	—	410,200	47,220	n/a	10,412	687,832

Gregory F. Aluce	2008	224,770	—	316,950	—	225,000	—	25,156	791,876
Senior Vice President	2007	204,885	—	—	—	156,319	—	25,036	386,240
	2006	190,000	—	—	410,200	8,438	n/a	8,994	617,632

(1)	Reflects salary earned for the fiscal years ended January 31, 2008, 2007 and 2006, respectively. The salary amounts in 2008 for Messrs. Schmitt, Fanska, Crooke, Despain and Aluce include amounts deferred under the Company’s Deferred Compensation Plan of $15,046, $62,472, $15,000, $15,000 and $15,000, respectively. The salary amounts in 2007 for Messrs. Schmitt, Fanska, Crooke, Despain and Aluce include amounts deferred under the Company’s Deferred Compensation Plan of $1,154, $55,385, $16,154, $21,154 and $16,154, respectively. All amounts deferred are also reflected in the Nonqualified Deferred Compensation table appearing on page 24 in this Proxy Statement.

(2)	Reflects incentive compensation earned for the fiscal years ended January 31, 2008, 2007 and 2006, respectively. The incentive amounts in 2008 for Messrs. Fanska and Aluce include amounts deferred under the Company’s Deferred Compensation Plan of $119,335 and $26,150, respectively. The incentive amounts in 2007 for Messrs. Fanska and Aluce include amounts deferred under the Company’s Deferred Compensation Plan of $80,958 and $19,202, respectively. All amounts deferred are also reflected in the Nonqualified Deferred Compensation table appearing on page 24 in this Proxy Statement. The incentive amounts in 2007 and 2006 for Messrs. Schmitt, Fanska, Crooke, Despain and Aluce also include incentive compensation awarded in connection with the sale of certain non-strategic assets, which were completed in fiscal 2007 and 2006, in the amounts of $3,900, $1,463, $1,238, $1,500 and $1,313, respectively, in each year.

(3)	Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds $10,000.

(4)	All Other Compensation for the fiscal year ended January 31, 2008, includes Layne Christensen contributions in the amounts of $9,060, $9,023, $9,031, $9,031 and $9,062, which accrued during such fiscal year for the accounts of Messrs. Schmitt, Fanska, Crooke, Despain and Aluce, respectively, under the Company’s Capital Accumulation Plan; and the cost of term life insurance paid by the Company for the benefit of Messrs. Schmitt, Fanska, Crooke, Despain and Aluce in the amounts of $2,322, $2,313, $1,069, $2,316 and $1,095, respectively; and Company matching contributions to the accounts of Messrs. Schmitt, Fanska, Crooke, Despain and Aluce under the Company’s Deferred Compensation Plan in the amount of $15,046, $15,192, $15,000, $15,000 and $15,000, respectively.

All Other Compensation for the fiscal year ended January 31, 2007, includes Layne Christensen contributions in the amounts of $8,985, $8,702, $8,800, $8,815 and $7,887, which accrued during such fiscal year for the accounts of Messrs. Schmitt, Fanska, Crooke, Despain and Aluce, respectively, under the Company’s Capital Accumulation Plan; the cost of term life insurance paid by the Company for the benefit of Messrs. Schmitt, Fanska, Crooke, Despain and Aluce in the amounts of $2,322, $2,219, $684, $2,224 and $995, respectively; and Company matching contributions to the accounts of Messrs. Schmitt, Fanska, Crooke, Despain and Aluce under the Company’s Deferred Compensation Plan of $1,154, $19,615, $16,154, $16,154 and $16,154, respectively.

All Other Compensation for the fiscal year ended January 31, 2006, includes Layne Christensen contributions in the amounts of $8,400, $8,400, $8,508, $8,400, and $8,400, which accrued during such fiscal year for the accounts of Messrs. Schmitt, Fanska, Crooke, Despain and Aluce, respectively, under the Company’s Capital Accumulation Plan; the cost of term life insurance paid by the Company for the benefit of Messrs. Schmitt, Fanska, Crooke, Despain and Aluce in the amounts of $2,623, $1,930, $609, $2,012 and $594, respectively.

(5)	Due to the extraordinary performance of the Minerals Division, Mr. Despain received a discretionary bonus for fiscal 2007 in the amount of $54,088 in the form of a company contribution to Mr. Despain’s deferred compensation account. Since this contribution was not made until fiscal 2008, it is reflected in the Nonqualified Deferred Compensation Table on page 24 under the Registrant Contributions in Last Fiscal Year column.
Grants of Plan-Based Awards During Fiscal 2008
     The following table sets forth information with respect to each Named Executive Officer concerning grants during the fiscal year ended January 31, 2008, of awards under both the Company’s equity and non-equity plans.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
								Number of	Number of	or Base
		Payouts Under Non-Equity Incentive			Estimated Future Payouts Under			Shares of	Securities	Price of
		Plan Awards(1)			Equity Incentive Plan Awards			Stock or	Underlying	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)
Andrew B. Schmitt	06/07/2007	$353,600	$442,000	$667,333	—	—	—	15,000	35,000	$42.26
Jerry W. Fanska	06/07/2007	120,000	150,000	300,000	—	—	—	7,500	17,500	$42.26
Steven F. Crooke	06/07/2007	108,000	135,000	270,000	—	—	—	7,500	17,500	$42.26
Eric R. Despain	06/07/2007	—	—	250,000	—	—	—	7,500	—	—
Gregory F. Aluce	06/07/2007	—	—	225,000	—	—	—	7,500	—	—

(1)	There are no estimated future payouts under the Company’s non-equity incentive plans for awards granted during the fiscal year ended January 31, 2008. All payouts under the Company’s non-equity incentive plans for awards granted during fiscal 2008 were made on April 11, 2008 and are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table, which appears on page 21 of this Proxy Statement. The amounts reported under the Threshold, Target and Maximum columns in this table are the possible incentive compensation awards calculated in accordance with the provisions set forth in the incentive compensation plan applicable to each Named Executive Officer. The Threshold column reports the awards that would have been paid if 80% of the performance targets were met. If less than 80% of a performance target is met, no incentive award is paid with respect to that target. The Target column reports the awards that would have been paid if 100% of the performance targets were met and the Maximum column reports the maximum awards available under the plan regardless of the amount by which the performance targets are exceeded. The calculation of the payouts actually received and reported in the Summary Compensation Table are explained in detail in the Compensation Discussion and Analysis appearing on page 9 of this Proxy Statement.
Outstanding Equity Awards at Fiscal Year-End
     The following table lists all outstanding equity awards held by our Named Executive Officers as of January 31, 2008.

	Option Awards							Stock Awards
											Equity
										Equity	Incentive
					Equity					Incentive	Plan Awards:
					Incentive					Plan	Market Value
					Plan					Awards:	or Payout
					Awards:			Number	Market	Number of	Value of
	Number of		Number of		Number of			of Shares	Value of	Unearned	Unearned
	Securities		Securities		Securities			or Units	Shares or	Shares,	Shares, Units
	Underlying		Underlying		Underlying			of Stock	Units of	Units or	or Other
	Unexercised		Unexpired		Unexercised	Option	Option	that Have	Stock that	Other Rights	Rights that
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Not	Have Not	that Have	Have Not
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date	Vested (#)	Vested ($) (6)	Not Vested (#)	Vested ($)
Andrew B. Schmitt	33,750	(1)	11,250	(1)	—	$16.65	06/28/2014	15,000	$553,500	—	—
	17,500	(2)	52,500	(2)	—	$29.29	06/08/2016
	—	(3)	35,000	(3)	—	$42.26	06/07/2017

Jerry W. Fanska	5,000	(1)	5,000	(1)	—	$16.65	06/28/2014	7,500	$276,750	—	—
	17,500	(4)	17,500	(4)	—	$27.87	01/20/2016
	—	(3)	17,500	(3)	—	$42.26	06/07/2017

Steven F. Crooke	—	(1)	5,000	(1)	—	$16.65	06/28/2014	7,500	$276,750	—	—
	8,750	(4)	17,500	(4)	—	$27.87	01/20/2016
	—	(3)	17,500	(3)	—	$42.26	06/07/2017

Eric R. Despain	15,000	(1)	5,000	(1)	—	$16.65	06/28/2014	7,500	$276,750	—	—
	17,500	(4)	17,500	(4)	—	$27.87	01/20/2016

Gregory F. Aluce	24,875	(5)	—	(5)	—	$5.25	04/20/2009	7,500	$276,750	—	—
	15,000	(1)	5,000	(1)	—	$16.65	06/28/2014
	17,500	(4)	17,500	(4)	—	$27.87	01/20/2016

(1)	The options vest in 4 equal annual installments on June 28th of each year. If they have not yet been exercised, the options in the grant are currently 75% vested and 25% unvested.

(2)	The options vest in 4 equal annual installments on June 8th of each year. If they have not yet been exercised, the options in the grant are currently 25% vested and 75% unvested.

(3)	The options vest in 4 equal annual installments on June 7th of each year. All of the options in the grant are currently unvested.

(4)	The options vest in 4 equal annual installments on January 20th of each year. If they have not yet been exercised, the options in the grant are currently 50% vested and 50% unvested.

(5)	The options are fully vested and exercisable.

(6)	The market value of the shares of restricted stock that have not vested was calculated by multiplying $36.90, which was the closing market price of the Company’s common stock on January 31, 2008, by the number of unvested shares.
Option Exercises and Stock Vested
     The following table sets forth information with respect to each Named Executive Officer concerning the exercise of options and the vesting of stock during the fiscal year ended January 31, 2008.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized on Exercise (1)	Acquired on Vesting	Value Realized on
Name	Acquired on Exercise (#)	($)	(#)	Vesting ($)
Andrew B. Schmitt	87,500	$3,266,829	—	—
Jerry W. Fanska	—	—	—	—
Steven F. Crooke	13,750	$243,157	—	—
Eric R. Despain	—	—	—	—
Gregory F. Aluce	23,983	$1,003,697	—	—

(1)	The value realized on exercise was calculated using the closing price of the Company’s common stock on the date of exercise multiplied by the number of shares exercised and then subtracting the exercise price.

Pension Benefits
     The following table shows the number of years of credited service earned through December 31, 2007, and the actuarial present value of the accumulated benefits for Mr. Andrew B. Schmitt, our President and Chief Executive Officer, under his SERP. The accumulated benefit present values were determined using a discount rate of 6.49% and mortality assumptions based on RP2000 (made with white collar adjustment) mortality tables. The values shown are estimates only. The actual benefit payable will be determined upon Mr. Schmitt’s retirement or termination from the Company. The terms of Mr. Schmitt’s SERP are set forth in detail in the compensation discussion and analysis included in this Proxy Statement under the heading “Potential Payments Upon Change of Control, Retirement, Death or Disability.” Mr. Schmitt is the only Named Executive Officer that is entitled to receive any such pension benefit. No payments were made under the SERP to Mr. Schmitt during the last fiscal year.

		Number of Years	Present Value of	Payments During Last
Name	Plan Name	Credited Service (#)	Accumulated Benefit ($)	Fiscal Year ($)
Andrew B. Schmitt	Supplemental Executive Retirement Plan	14	$1,721,997	$0
Nonqualified Deferred Compensation
     The following table sets forth the contributions made by our Named Executive Officers and the earnings accrued on all such contributions under our Key Management Deferred Compensation Plan during the fiscal year ended January 31, 2008.

	Executive	Registrant	Aggregate
	Contributions in	Contributions in	Earnings in		Aggregate
	Last Fiscal	Last Fiscal	Last Fiscal	Aggregate	Balance at Last
	Year(1)	Year(2)	Year(3)	Withdrawals/Distributions	Fiscal Year End (4)
Name	($)	($)	($)	($)	($)
Andrew B. Schmitt	$15,046	$15,046	$790	—	$3,193
Jerry W. Fanska	143,430	15,192	95	—	239,806
Steven F. Crooke	15,000	15,000	(2,323)	—	64,719
Eric R. Despain	15,000	69,088	1,859	—	124,979
Gregory F. Aluce	34,202	15,000	(4,395)	—	80,453

(1)	The salary deferrals reported in this column are included in the salary of each executive for fiscal 2008 as indicated in footnote (1) to the Summary Compensation Table. However, the incentive compensation deferrals reported in this column are included in the incentive compensation of each executive for fiscal 2007 as indicated in footnote (2) to the Summary Compensation Table, since, due to the timing of the payments, they are not credited to the account of the executive until the succeeding fiscal year.

(2)	The amounts reported in this column are included in either the All Other Compensation column or the Bonus column for each executive as indicated in footnotes (4) and (5) to the Summary Compensation Table.

(3)	The earnings reporting in this column are not included in the Summary Compensation Table as they are not above-market or preferential.

(4)	Includes amounts reported as salary in the Summary Compensation Table for fiscal 2008 of $15,046, $62,472, $15,000, $15,000 and $15,000 for Messrs. Schmitt, Fanska, Crooke, Despain and Aluce, respectively, and amounts reported as salary in the Summary Compensation Table for fiscal 2007 of $1,154, $55,385, $16,154, $21,154 and $16,154 for Messrs. Schmitt, Fanska, Crooke, Despain and Aluce, respectively. Also includes amounts reported as either incentive compensation or bonus in the Summary Compensation Table for fiscal 2007 of $80,958, $54,088 and $19,202 for Messrs. Fanska, Despain and Aluce, respectively.
Equity Compensation Plan Information
     The following table provides information as of January 31, 2008, with respect to shares of the Company’s common stock that have been authorized for issuance under the existing equity compensation plans, including the Company’s 2006 Equity Plan and 2002 Option Plan.
     The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans that are no longer in effect. Footnote 5 to the table sets forth the total number of shares of the Company’s common stock issuable upon the exercise of options under expired plans as of January 31, 2008, and the weighted average exercise price of those options. No additional options may be granted under such plans.

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	665,250 (1)	$26.604	335,887 (2)

Equity compensation plans not approved by security holders (3)	0	N/A	— (4)

Total	665,250 (5)		335,887

(1)	Shares issuable pursuant to outstanding options under the 2006 Equity Plan and the 2002 Option Plan.

(2)	Represents 332,137 shares of Company common stock which may be issued pursuant to future awards under the 2006 Equity Plan and 3,750 shares of Company common stock which may be issued pursuant to future awards under the 2002 Option Plan.

(3)	The equity compensation plans not approved by security holders include the Company’s Executive Incentive Compensation Plan (the “Executive IC Plan”), the District Incentive Compensation Plan (the “District IC Plan”), the Corporate Staff Incentive Compensation Plan (the “Corporate IC Plan”), the Water Infrastructure Group Incentive Compensation Plan (the “Water IC Plan”) and the Mineral Exploration Division Incentive Compensation Plan (the “Mineral IC Plan”).

(4)	The number of shares issuable pursuant to equity compensation plans not approved by security holders is not presently determinable, as explained below under “Equity Compensation Plans not Approved by Security Holders.”

(5)	The table does not include information for equity compensation plans that have expired. The Company’s 1992 Option Plan expired in May 2002. As of January 31, 2008, a total of 24,875 shares of Company common stock were issuable upon the exercise of outstanding options under the expired 1992 Option Plan. The weighted average exercise price of those options is $5.25 per share. No additional options may be granted under the 1992 Option Plan. The Company’s 1996 Option Plan expired in May 2006. As of January 31, 2008, a total of 159,825 shares of Company common stock were issuable upon the exercise of outstanding options under the expired 1996 Option Plan. The weighted average exercise price of those option is $18.955 per share. No additional options may be granted under the 1996 Option Plan.
Equity Compensation Plans not Approved by Security Holders
     The Executive IC Plan, the District IC Plan, the Corporate IC Plan, the Water IC Plan and the Mineral IC Plan (collectively, the “IC Plans”) have each been adopted by the Board of Directors of the Company. The Executive IC Plan and the Corporate IC Plan are each incentive compensation plans that provide for an annual bonus equal to a certain percentage of a participant’s base salary to be paid to the participants upon the attainment of certain financial and other goals, which are adopted and approved by the Board of Directors for each fiscal year. The District IC Plan was replaced by the Water IC Plan and the Mineral IC Plan for the Water Infrastructure and Mineral Exploration Divisions. Both plans provide for a bonus pool which is divided among the participants as determined by management of the division. The size of the bonus pool is determined based on the attainment of certain financial and other goals. The IC Plans differ in the eligible participants, the calculation of the annual bonuses, the goals, and the percentages of a participant’s salary paid as an award. No shares of Company common stock have been authorized for future issuance under the IC Plans and no options, warrants or rights may be granted under the IC Plans. The IC Plans each provide that all or part of an employee’s incentive compensation under the IC Plans may, at the discretion of the Board of Directors, be paid in either cash or shares of the Company’s common stock, which may be either restricted or unrestricted and may consist of authorized but unissued shares of common stock or shares of common stock reacquired by the Company on the open market. Prior to the payment of any incentive compensation under the IC Plans in the form of shares of the Company’s common stock, the Board of Directors must authorize the issuance of such shares.
OWNERSHIP OF LAYNE CHRISTENSEN COMMON STOCK
     The following table sets forth certain information as of March 31, 2008, except as otherwise provided, regarding the beneficial ownership of Layne Christensen common stock by each person known to the Board of Directors to own beneficially 5% or more of the Company’s common stock, by each director or nominee for director of the Company, by each Named Executive Officer, and by all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more stockholders, as the case may be.

	Amount and
	Nature of		Percentage of
	Beneficial		Shares
Name	Ownership (1)		Outstanding (1)
Neuberger Berman Inc. (2)	1,499,611		7.8%
Keeley Asset Management Corp. (3)	1,257,500		6.6%
Invesco Ltd. (4)	1,238,774		6.5%
Jeffrey J. Reynolds	442,355	(5)	2.3%
Andrew B. Schmitt	199,821	(5)	1.0%
Jerry W. Fanska	36,160	(5)	*
Steven F. Crooke	20,800	(5)	*
Eric R. Despain	75,730	(5)	*
Gregory F. Aluce	88,125	(5)	*
Nelson Obus (6)	110,637		*
Donald K. Miller	49,531	(7)	*
J. Samuel Butler	9,947	(7)	*
Anthony B. Helfet	9,947	(7)	*
David A. B. Brown	15,775	(7)	*
All directors and executive officers as a group (11 persons)	1,058,828	(8)	5.5%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options exercisable within 60 days of March 31, 2008. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 19,161,452 shares of common stock outstanding plus 249,875 options exercisable within 60 days of March 31, 2008, where said options are considered deemed shares attributed to a given beneficial owner.

(2)	The ownership reported is based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008, by Neuberger Berman Inc., on behalf of itself and the other members of its group, including Neuberger Berman, LLC, Neuberger Berman Management Inc. and Neuberger Berman Equity Funds. Neuberger Berman, LLC is deemed to be a beneficial owner of the Company’s stock since it has shared power to make decisions whether to retain or dispose, and in some cases the sole power to vote, the securities of many unrelated clients. Neuberger Berman, LLC does not, however, have any economic interest in the securities of those clients. Neuberger Berman, LLC and Neuberger Berman Management Inc. are deemed to be beneficial owners of the Company’s stock since they both have shared power to make decisions whether to retain or dispose and vote the securities. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as a sub-advisor and investment manager, respectively, of Neuberger Berman’s various Mutual Funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer. The holdings of Lehman Brothers Asset Management LLC, an affiliate of Neuberger Berman, LLC, are also aggregated to comprise the holdings referenced herein. Neuberger Berman Inc. filed the Schedule 13G since it owns 100% of both

Neuberger Berman, LLC and Neuberger Berman Management Inc., and is affiliated with Lehman Brothers Asset Management LLC. The principal business address of Neuberger Berman Inc. is 605 Third Avenue, New York, New York 10158.

(3)	The ownership reported is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, by Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc. The principal business address of both of these entities is 401 South LaSalle Street, Chicago, Illinois 60605.

(4)	The ownership reported is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008, by Invesco Ltd. on behalf of itself and its subsidiaries, PowerShares Capital Management LLC and Invesco National Trust Company. The principal business address of these entities is 1360 Peachtree Street NE, Atlanta, Georgia 30309.

(5)	Includes options for the purchase of 51,250 shares, 28,750 shares, 22,250 shares, 8,750 shares, 32,500 shares and 57,375 shares of the Company’s common stock exercisable within 60 days of March 31, 2008, granted to Messrs. Schmitt, Reynolds, Fanska, Crooke, Despain and Aluce, respectively. Also includes 15,000 shares of restricted stock of the Company held by Mr. Schmitt, and 7,500 shares of restricted stock of the Company held by each of Messrs. Fanska, Crooke, Despain and Aluce, all of which vest 25% per year beginning on June 7, 2008. Also includes 12,321, 6,160, 4,550, 2,730 and 2,506 shares of restricted stock of the Company held by Messrs. Schmitt, Fanska, Crooke, Despain and Aluce, respectively, all of which vest at the end of a three-year period, provided that the Company meets certain performance targets during that period. Also includes 7,537 shares of common stock held indirectly by Mr. Aluce through his 401(k) account.

(6)	Mr. Obus is president of Wynnefield Capital, Inc. and a managing member of Wynnefield Capital Management, LLC. Both companies have indirect beneficial ownership in securities held in the name of Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II, L.P. and the Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, which, combined, own 100,690 of the indicated shares. Also includes options for the purchase of 9,000 shares of the Company’s common stock exercisable within 60 days of March 31, 2008, granted to Mr. Obus, and 947 shares of restricted stock of the Company, held by Mr. Obus, which are 100% vested, but subject to a restriction on transfer until June 7, 2008.

(7)	Includes options for the purchase of 9,000 shares of the Company’s common stock exercisable within 60 days of March 31, 2008, granted to each of Messrs. Miller, Butler and Helfet and 13,000 shares of the Company’s common stock exercisable within 60 days of March 31, 2008, granted to Mr. Brown. Also includes 947 shares of restricted stock of the Company, held by each of Messrs. Miller, Butler and Helfet, and 1,775 shares of restricted stock of the Company, held by Mr. Brown, all of which are fully vested, but subject to a restriction on transfer until June 7, 2008.

(8)	Includes options for the purchase of 249,875 shares of the Company’s common stock exercisable within 60 days of March 31, 2008, granted to all directors and executive officers of the Company as a group.
ITEM 2
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
          The Audit Committee of the Board of Directors has selected the independent registered public accounting firm of Deloitte & Touche LLP to audit the books, records and accounts of the Company for the year ending January 31, 2009. Stockholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Audit Committee’s decision in this regard.
          Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since fiscal 1990. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services
     During fiscal 2007 and 2008, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) provided various audit and non-audit services to the Company as follows:
(a)	Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and assessment of internal controls over financial reporting, and review of financial statements included in the Company’s Form 10-Q reports, as well as statutory audits for international entities and procedures for registration statements.

Fiscal 2007	Fiscal 2008
$2,556,500	$2,504,000
(b)	Audit-Related Fees: Audit-related fees include benefit plan audits and consultation on various matters.

Fiscal 2007	Fiscal 2008
$112,100	$108,600
(c)	Tax Fees: Tax fees include income tax consultation.

Fiscal 2007	Fiscal 2008
$146,700	$534,300
(d)	All Other Fees: All other fees relate to licensing of access to an on-line accounting research facility and miscellaneous fees for services in certain foreign jurisdictions. The Company did not incur any fees relating to the design and implementation of financial information systems in either fiscal 2007 or fiscal 2008.

Fiscal 2007	Fiscal 2008
$2,700	$27,900
     The Audit Committee of the Board of Directors has considered whether provision of the services described in sections (b), (c) and (d) above is compatible with maintaining the registered public accounting firm’s independence and has determined that such services have not adversely affected Deloitte & Touche’s independence.
     The Audit Committee’s Policy for the Approval of Audit, Audit-Related, Tax and Other Services provided by the Independent Auditor provides for the pre-approval of the scope and estimated fees associated with the current year audit. The policy also requires pre-approval of audit-related, tax and other services specifically described by management on an annual basis and, furthermore, additional services anticipated to exceed the specified pre-approval limits for such services must be separately approved by the Audit Committee. Finally, the policy outlines nine specific restricted services outlined in the SEC’s rule on auditor independence that are not to be performed by the independent auditor. None of the services performed by Deloitte & Touche, as described above, were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.
     All of the services described in sections (b), (c) and (d) above were pre-approved by the Audit Committee.
     Submission of the selection of the independent registered public accounting firm to the stockholders for ratification will not limit the authority of the Audit Committee to appoint another independent registered public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated. If the stockholders do not ratify the selection of Deloitte & Touche at the Annual Meeting, the Company intends to call a special meeting of stockholders to be held as soon as practicable after the Annual Meeting to ratify the selection of another independent registered public accounting firm as independent auditors for the Company.
     The Board of Directors recommends that you vote for approval of the selection of Deloitte & Touche LLP.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and certain persons who own more than 10% of the Company’s outstanding common stock, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership in Layne Christensen common stock and other equity securities. SEC regulations require directors, executive officers and certain greater than 10% stockholders to furnish Layne Christensen with copies of all Section 16(a) reports they file.
     To the Company’s knowledge, based solely on review of the copies of such reports furnished to Layne Christensen and written representations that no other reports were required, during the fiscal year ended January 31, 2008, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were met.
OTHER BUSINESS OF THE MEETING
     The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.
ANNUAL REPORT
     A copy of the Company’s Annual Report to Stockholders, containing financial statements for the fiscal year ended January 31, 2008, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. Such Annual Report is not to be regarded as proxy solicitation material.
     A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2008 (THE “FORM 10-K”), EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF RECORD AS OF APRIL 22, 2008, UPON WRITTEN REQUEST ADDRESSED TO THE ATTENTION OF THE SECRETARY OF LAYNE CHRISTENSEN COMPANY AT 1900 SHAWNEE MISSION PARKWAY, MISSION WOODS, KANSAS 66205. The Company’s Form 10-K is also available on its website at www.laynechristensen.com. Layne Christensen will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company’s reasonable expenses in furnishing such exhibits.
ADVANCE NOTICE PROCEDURES/
STOCKHOLDER NOMINATION SUBMISSION PROCESS
     Under the Company’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Company’s Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 120 or more than 150 days prior to the first anniversary of the preceding year’s annual meeting—that is, with respect to the 2009 annual meeting, between January 6 and February 5, 2009. In addition, any stockholder who wishes to submit to the Board a potential candidate for nomination to the Board must deliver written notice of the nomination within this time period. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director:
     (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;
     (b) a representation that such stockholder is a holder of record of stock of the Company entitled to vote in the election of directors at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
     (c) the name and address of such stockholder, as it appears on the Company’s books, and of the beneficial owner, if any, on whose behalf the nomination is made;
     (d) the class and number of shares of the Company which are owned beneficially and of record by the nominating stockholder and each nominee proposed by such stockholder;
     (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;
     (f) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to Regulation 14A (17 C.F.R. Section

240.14a-1 et seq.) as then in effect under the Securities Exchange Act of 1934, as amended (“Exchange Act”), had the nominee been nominated, or intended to be nominated, by the Board of Directors; and
     (g) the consent of each nominee to serve as a director of the Company if so elected.
The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director of the Company.
     These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
It is presently anticipated that the 2009 Annual Meeting of Stockholders will be held on June 4, 2009. Stockholder proposals intended for inclusion in the proxy statement for the 2009 Annual Meeting of Stockholders must be received at the Company’s offices, located at 1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than January 5, 2009. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Stockholder proposals should be addressed to the attention of the Secretary or Assistant Secretary of Layne Christensen.

By Order of the Board of Directors. Steven F. Crooke Senior Vice President—General Counsel and Secretary

May 8, 2008
Mission Woods, Kansas

c/o National City Bank Shareholder Service Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of
Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
ê  Please fold and detach card at perforation before mailing.  ê

LAYNE CHRISTENSEN COMPANY
2008 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints David A.B. Brown, Andrew B. Schmitt and Steven F. Crooke, and each of them, each with the power to act alone and with full power of substitution and revocation, as attorneys and proxies of the undersigned to attend the 2008 Annual Meeting of Stockholders of Layne Christensen Company (“Layne Christensen”) to be held at the InterContinental Kansas City at the Plaza hotel, located at 401 Ward Parkway, Kansas City, Missouri, on Thursday, June 5, 2008, commencing at 10:00 a.m., local time, and at all adjournments thereof, and to vote all shares of capital stock of Layne Christensen which the undersigned is entitled to vote with respect to the matters on the reverse side, all as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, dated May 8, 2008.

Dated:	2008

Signature

Signature (if held jointly)

Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

ê  Please fold and detach card at perforation before mailing.  ê

LAYNE CHRISTENSEN COMPANY	PROXY
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2.
THE BOARD OF DIRECTORS OF LAYNE CHRISTENSEN RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Item 1:	Election of five directors to hold office for terms expiring at the 2009 annual meeting of stockholders.

☐ FOR ALL of the nominees listed below	☐ WITHHOLD AUTHORITY	☐ ALL NOMINEES EXCEPT
	to vote for ALL of the nominees listed below	those lined through as noted below

NOMINEES:	J. Samuel Butler	Nelson Obus	Donald K. Miller	Anthony B. Helfet	Andrew B. Schmitt
To withhold authority to vote for any individual nominee(s), mark “ALL NOMINEES EXCEPT” and line through or otherwise strike out the name of any nominee for which you would like to withhold authority to vote.

Item 2:	Proposal to ratify the selection of the accounting firm of Deloitte & Touche LLP as Layne Christensen’s independent auditors for the fiscal year ending January 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN
In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting.
(Continued, and to be signed, on other side)